Exhibit 2.2

                                                EXECUTION VERSION




                  STOCKHOLDER SUPPORT AGREEMENT

          STOCKHOLDER SUPPORT AGREEMENT, dated as of September 13, 2005 (this "Stockholder Agreement"), among SLOAN GROUP LTD., a Bahamas corporation ("Parent"), SLOAN ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and each of the stockholders whose names appear on the signature pages of this Stockholder Agreement (each, a "Stockholder" and, collectively, the "Stockholders").

          WHEREAS, as of the date hereof each Stockholder owns of record and beneficially and has good, valid and marketable title to, free and clear of any Lien, proxy, voting restriction, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, other than pursuant to this Stockholder Agreement, and has the sole power to vote and full right, power and authority to sell, transfer and deliver, the number of shares of common stock, par value $0.01 per share ("Company Common Stock"), of BAYCORP HOLDINGS, LTD., a Delaware corporation (the "Company"), as set forth opposite such Stockholder's name on Exhibit A hereto (all such shares of Company Common Stock together with any shares of Company Common Stock of which ownership of record or beneficial ownership is hereafter acquired by any of the Stockholders prior to the termination of this Stockholder Agreement being referred to herein as the "Shares"); and

          WHEREAS, Parent, Purchaser and the Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (the "Merger Agreement"), a draft of which has been made available to each Stockholder, which provides, upon the terms and subject to the conditions thereof, for the merger of Purchaser with and into the Company (the "Merger") following the consummation of a cash tender offer by Purchaser to acquire a minimum of sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of Company Common Stock (the "Offer"). Except as otherwise noted herein, terms used but not defined in this Stockholder Agreement shall have the meanings ascribed to them in the Merger Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, the Stockholders, intending to be legally bound, hereby agree as follows:

          1. Tender of Shares. Each Stockholder hereby agrees that such Stockholder (a) shall tender, or cause to be tendered, in the Offer, as promptly as practicable, but in any event no later than five business days after the date of commencement of the Offer, all of his or its Shares pursuant to the terms of the Offer and (b) shall neither withdraw, nor cause to be withdrawn, such Shares.

         2. Grant of Proxy. Each Stockholder, by this Stockholder Agreement, with respect to his or its Shares, hereby grants an irrevocable proxy to Parent (and agrees to execute such documents or certificates evidencing such proxy as Parent may reasonably request) to vote, at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company, all of such Stockholder's Shares (a) in favor of the approval and adoption of the Merger Agreement and approval of the Merger and all other transactions contemplated by



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the  Merger Agreement and this Stockholder Agreement, (b) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Competing Transaction) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or that could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, and
(c) in favor of any other matter necessary to the consummation of
the   transactions  contemplated  by  the  Merger  Agreement  and considered and voted upon by the stockholders of the Company. Each Stockholder further agrees to cause such Stockholder's Shares to be voted in accordance with the foregoing. THE PROXY GRANTED PURSUANT TO THIS SECTION 2 IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Stockholder hereby acknowledges receipt and review of a copy of the Merger Agreement.

          3. Transfer of Shares. Each Stockholder agrees that he or it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), permit to become subject to Lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing,
(b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Stockholder Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares, or (d) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing his or its obligations hereunder.

          4. No Solicitation of Transactions. None of the Stockholders shall, directly or indirectly, through any agent, representative or otherwise, (a) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to any other stockholders of the Company) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or (b) enter into or maintain or continue discussions or negotiations with any person in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, or (c) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Competing Transaction; provided, however, that nothing in this Section 4 shall prevent any Stockholder, solely in his capacity as a director or executive officer of the Company, from engaging in any activity permitted pursuant to
Section 6.05(b) or Section 6.05(c) of the Merger Agreement. Each Stockholder shall, and shall direct or cause his or its representatives and agents to, immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. Each Stockholder shall notify Parent as promptly as practicable (and in any event within twenty-four (24) hours after such Stockholder attains knowledge thereof), orally and in writing, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact (including material amendments or proposed material amendments).



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          5.     Information  for  Offer  Documents   and   Proxy
Statement; Disclosure. Each Stockholder represents and warrants to Parent and Purchaser that none of the information relating to such Stockholder and his or its affiliates provided by or on behalf of such Stockholder or his or its affiliates for inclusion in the Schedule TO, Schedule 14D-9, Schedule 13E-3, Offer Documents or Proxy Statement will, at the respective times the Schedule TO, Schedule 14D-9, Schedule 13E-3, Offer Documents or Proxy Statement are filed with the SEC or are first published, sent or given to stockholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Stockholder authorizes and agrees to permit Parent and Purchaser to publish and disclose in the Offer Documents and the Proxy Statement and related filings under applicable securities laws such Stockholder's identity and ownership of Shares and the nature of his or its commitments, arrangements and understandings under the Merger Agreement and this Stockholder Agreement and any other information required by applicable Law.

          6. Termination. The obligations of each Stockholder under this Stockholder Agreement shall terminate upon the termination of the Merger Agreement pursuant to Section 8.01 of the Merger Agreement. Nothing in this Section 6 shall relieve any party of liability for any breach of this Stockholder Agreement committed prior to such termination. This Stockholder Agreement may also be terminated as to any Stockholder by the mutual agreement of Parent, Purchaser and the Stockholder.

          7.    Representations  and Warranties  of  Stockholder.
Each Stockholder hereby represents and warrants, severally and not jointly, to Parent and Purchaser as follows:

          (a) (i) Each Stockholder that is an individual has full legal right and capacity to execute and deliver this Stockholder Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby, and (ii) each Stockholder that is not an individual is duly organized, or formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization or formation, as applicable, has the requisite power and authority to carry on its business as it is now being conducted and has all necessary power and authority to execute and deliver this Stockholder Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Stockholder Agreement has been duly executed and delivered by each Stockholder and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such
Stockholder in accordance with its terms. The failure of a Stockholder's spouse, if any, to be a party or signatory to this Stockholder Agreement shall not (A) prevent such Stockholder from performing such Stockholder's obligations and consummating the transactions contemplated hereunder or (B) prevent this Stockholder Agreement from constituting the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

          (b) The execution and delivery of this Stockholder Agreement by each Stockholder does not, and the performance of such Stockholder's obligations under this Stockholder Agreement by such Stockholder will not (i) conflict with or violate any organizational or formation document of any Stockholder, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 7(d) have been obtained and all



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filings and obligations described in Section 7(d) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to any Stockholder or by which any property or asset of any Stockholder is bound or affected, (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, which may reasonably be expected to result in a transfer of ownership or voting control of the Shares, (iv) result in the creation of a Lien or other encumbrance on the Shares, or (v) violate any applicable Law.

          (c) Each Stockholder owns of record and beneficially and has good, valid and marketable title to, free and clear of any Lien, proxy, voting restriction, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, other than pursuant to this Stockholder Agreement, and has the sole power to vote and full right, power and authority to sell, transfer and deliver, the Shares (as set forth on Exhibit A).

          (d) The execution and delivery by any Stockholder of this Stockholder Agreement does not, and the performance by such Stockholder of his or its obligations under this Stockholder Agreement, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority.

          (e) Each Stockholder has had access, prior to the execution of this Stockholder Agreement, to the information he or it felt he or it needed and desired in connection with his or its evaluation of this Stockholder Agreement, the Merger Agreement and the transactions contemplated hereby and thereby and has had, prior to the execution of this Stockholder Agreement, the opportunity to ask questions of, and receive answers from, the Company and legal counsel concerning the terms and conditions of the transactions contemplated by this Stockholder Agreement and the Merger Agreement and to obtain additional information necessary to assess the transactions contemplated hereby and thereby.

          (8) Representations and Warranties of Stockholder's Spouse. The spouses of Frank W. Getman, Jr. and Anthony M.
Callendrello (each a "Spouse") hereby represent and warrant to Parent and Purchaser as follows: (a) the Spouse shall not, and shall not cause any agent or representative to, assert or enforce, and does hereby waive, any rights granted under any community property statute or marital contract or agreement with respect to the Shares held by Frank W. Getman, Jr. and Anthony M. Callendrello that would adversely affect the covenants made by each of Frank W. Getman, Jr. and Anthony M. Callendrello pursuant to this Stockholder Agreement or the sale and transfer of such Shares to Parent or Purchaser pursuant to the terms of this Stockholder Agreement and the Merger Agreement; provided, however, that the Spouse shall not be prohibited from asserting any rights the Spouse may have against the consideration received by Frank W. Getman, Jr. and Anthony M. Callendrello in exchange for such Shares; and (b) the Spouse hereby acknowledges receipt and review of a copy of the Merger Agreement and this Stockholder Agreement.



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          (9)  Miscellaneous.

          (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Stockholder Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

          (b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their addresses as specified on the signature page(s) of this Stockholder Agreement.

          (c) If any term or other provision of this Stockholder Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Stockholder Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

          (d) This Stockholder Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          (e)   This  Stockholder Agreement shall not be assigned
(whether pursuant to a merger, by operation of law or otherwise) without the prior written consent of the other parties hereto.

          (f) This Stockholder Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Stockholder Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Stockholder Agreement.

          (g) The parties hereto agree that irreparable damage would occur in the event any provision of this Stockholder Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          (h) This Stockholder Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

          (i) This Stockholder Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and the exchange of copies of this Stockholder Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Stockholder Agreement as to the parties hereto, and may be used in lieu of the original signature pages to this Stockholder Agreement for all purposes.

          (j) From time to time, at the request of Parent, in the case of any Stockholder, or at the request of the Stockholder, in the case of Parent and Purchaser, and without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Stockholder Agreement.

          (k) Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Stockholder Agreement, the Merger Agreement or the transactions contemplated hereby or thereby.


          (l)    No   Stockholder   makes   any   agreement    or
understanding herein in such Stockholder's capacity (if any) as a director or officer of the Company.


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          IN  WITNESS  WHEREOF, the parties  have  executed  this
Stockholder Agreement as of the date first written above.



                              SLOAN GROUP LTD.


                              By:   /s/ Jefferson R. Voss
                                   ______________________
                              Name:  Jefferson R. Voss
                              Title: Vice President



                              SLOAN ACQUISITION CORP.


                              By:   /s/ Jefferson R. Voss
                                   _______________________
                              Name:  Jefferson R. Voss
                              Title: President



                              FRANK W. GETMAN JR.


                                /s/ Frank W. Getman Jr.
                              _____________________________
                              Frank W. Getman Jr.
                              613 Union Street
                              Portsmouth, New Hampshire 03801



                              ANTHONY M. CALLENDRELLO


                                /s/ Anthony M. Callendrello
                              ______________________________
                              Anthony M. Callendrello
                              28 Park Street
                              Exeter, New Hampshire 03833





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                                                        EXHIBIT A

                      LIST OF STOCKHOLDERS





                                 Number of Shares of Company
                                     Common Stock Owned
Name of Stockholder              Beneficially and of Record

Frank W. Getman, Jr.                       61,305

Anthony M. Callendrello                    12,280